Exhibit 10.1
TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made between Esperion Therapeutics, Inc., a Delaware corporation and its subsidiaries (the “Company”) and JoAnne Foody, MD (the “Executive”). Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Executive serves as the Company’s Chief Medical Officer (“CMO”);

WHEREAS, the Company and the Executive entered into an Employment Agreement made effective as of June 9, 2022 (the “Employment Agreement”) that superseded and restated the employment agreement between the Company and the Exectuive dated June 6, 2021(the “Former Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company and Executive each retained the right to end the Executive’s employment with the Company subject to certain postemployment provisions and obligations;

WHEREAS, the Company and the Executive would like to make this executive transition as smooth as possible;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Transition.

(a) The Executive and the Company agree that the Executive shall continue to be employed by the Company until September 16, 2024 (unless she resigns, is terminated by the Company for Cause as defined in the Employment Agreement, or her employment ends due to her death or disability on an earlier date). The actual last day of employment shall be referred to herein as the “Separation Date”. Effective as of the Separation Date, or on an earlier date if requested by the Company, the Executive shall resign from any officer and director positions with the Company and any subsidiaries of the Company. The Executive agrees to execute any additional documents requested by the Company or any controlled entities necessary to effectuate such resignations.

(b) Until August 5, 2024, the Executive shall continue to serve as CMO of the
Company, unless otherwise determined by the Company’s Board of Directors (the “Board”). On August 5, 2024 the Exectuive shall transition to a Senior Advisor and will no longer serve as the CMO. The time period between August 2, 2024 and the Separation Date shall be referred to herein as the “Transition Period.” During the Transition Period, the Executive shall continue to work cooperatively and professionally with the Board, the Company’s Chief Executive Officer (the “CEO”) and the Executive’s colleagues, but only as a requested basis.

(c) Prior to and during the Transition Period, the Executive shall: (i) continue to be paid her Base Salary; (ii) remain eligible to participate in the Company’s group employee benefit plans, subject to the terms and conditions of those plans; and (iii) continue to vest in her outstanding equity awards consistent with the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) (such plan(s) and agreement(s) collectively, the “Equity Documents”).

(d) Promptly following the Separation Date, the Company shall pay or provide to the
Executive (i) any Base Salary earned through the Separation Date; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 3(f) of the Employment
Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Separation Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”). The Executive shall also be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover.

(e) The parties acknowledge and agree that: (i) all notice obligations under Section
11 of the Employment Agreement have been satisfied; (ii) if the Exectuive enters into, does not revoke and complies with this Agreement, (including the Restrictive Covenants and any other provisions incorporated by reference herein), and her employment is not terminated by the Company for Cause prior to the Separation Date (the “Conditions”), the ending of Executive’s employment with the Company shall be deemed to be a Terminating Event outside of the Sale Event Period for purposes of the Employment Agreement; (iii) notwithstanding anything to the contrary in the Employment Agreement, the Equity Documents or otherwise, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to be provided to the Executive during and in connection with the ending of her employment, and that she is not entitled to any other severance pay, benefits or equity rights, including without limitation pursuant to the Employment Agreement, Equity Documents, or any change in control, severance plan, or program or arrangement.

2. Severance. If the Executive satisfies the Conditions:

(a) The Company shall pay to the Exectuive an amount equal to twelve (12) months of the Executive’s annual Base Salary in effect immediately prior to Separation Date; and

(b) If the Exectuive was participating in the Company’s group health plan immediately prior to the Separation Date and elects COBRA health continuation,

then the Company shall pay to the Exectuive a monthly cash payment for twelve (12) months of the Executive’s COBRA health continuation period, which ever ends earlier, in any amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Exectuive had remained employed by the Company.

(c) Subject to the Compensation Committee of the Board of Directors’ determination of the attainment of the applicable pre-established performance goals for the FY 2024, the Company shall pay the Exectuive a pro rata portion of the Executive's bonus, based on the amount which would have been earned by the Executive with respect to FY2024, and prorated based upon the number of days the Executive was employed with the Company during FY24 (January 1, 2024 - the Separation Date), shall be paid on the applicable payment date for annual incentive compensation for other Company executives, provided that such date occurs no later than March 15, 2025.

(d) The Company shall extend the exercise period with respect to the Executive’s vested stock options as of the Separation Date (the “Vested Options”) until the earlier of (i) the original 10-year expiration date for such Vested Options as provided in the applicable Equity Documents, or (ii) twelve (12) months from the Separation Date (the “Extended Exercise Period”). The Executive is aware that consenting to Extended Exercise Period may or will cause the Vested Options to convert for tax purposes from an incentive stock option (ISO) to a non-qualified stock option (NSO). The Executive should consult the Executive’s own personal tax advisor for information regarding the tax treatment of the Vested Options as a result of the Extended Exercise Period.

The amounts payable under Section 2(a) and (b), as applicable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing on the next regular payroll date following the later of (i) the Separation Date; or (ii) the Effective Date of this Agreement.

3. General Release. In consideration for, among other terms, the opportunity to continue the Executive’s employment during the Transition Period and then receive Severance as set forth herein, the Executive irrevocably and unconditionally releases and forever discharges the Company and its affiliated and related entities, each of the foregoing’s respective predecessors, successors and assigns, employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, members, managers, shareholders, employees, attorneys, accountants, fiduciaries and agents of each of the foregoing in their official and personal capacities (collectively, the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date when the Executive signs this
Agreement, she has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees (“Claims”). This release includes, without limitation, the complete waiver and release of all Claims: arising in connection with or under the

Employment Agreement or any other agreement between the Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment, whether in contract or tort; of intentional, reckless or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination, harassment or retaliation under federal, state or local law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, each as amended; under any federal, state, local or foreign statute, rule, ordinance or regulation, including, without limitation, of promissory estoppel or detrimental reliance; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; for fraud, slander, libel, defamation, disparagement, personal injury, negligence, compensatory or punitive damages, or any other Claim for damages or injury of any kind whatsoever; and for monetary recovery, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the Company (including without limitation, any Claims against the Company in respect of any stock-based awards of any kind) and the ending of her employment, and all Claims as a stockholder or option holder arising up to and through the date that the Executive signs this Agreement. The Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement, or to Claims that cannot be released as a matter of law. The Executive represents that she has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to indemnification by the Company pursuant to the Company’s organizational documents or under applicable directors’ and officers’ insurance policies or rights to Executive’s vested equity as of the Separation Date.

4. Continuing Obligations.

(a) Restrictive Covenants. The Executive acknowledges and agrees that the Restrictive Covenants (as such terms are defined in the Employment Agreement, including Section 7 of Exhibit A to the Employment Agreement) were previously agreed to by the Executive as material terms of the Employment Agreement and for good and valuable consideration, are reasonable, have been in effect during her employment with the Company, remain in full force and are incorporated by reference herein. The Executive reaffirms and agrees to comply with the Restrictive Covenants, subject to Section 7 of this Agreement.

(b) Return of Property. The Executive shall, upon the earlier of the Separation Date or a request by the Company, immediately return to the Company all Company property, including, without limitation, her Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”), without deleting or altering any Company or customer information. After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or related party information from any non-Company computer or other device that remains the Executive’s property after the Separation Date. The obligations are supplemental to, and not in lieu of, any return of property obligations the Executive has pursuant to the Restrictive Covenants.

(c) Non-Disparagement. Subject to Section 7 of this Agreement, the Executive agrees not to take any action or make any statements (whether written, oral, through social or electronic media or otherwise) that are disparaging about or adverse to the business interests of the Company or any of the Releasees. The Executive further agrees not to take any actions or conduct herself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of the Releasees. For its part, the CEO shall communicate to all members of the Board and to the Company Executive Leadership Team (collectively the “Senior Leaders”) that the Executive’s departure was amicable and all communications should be consistent with an amicable departure. Further, the Chair of the Board shall issue a written instruction to the Senior Leaders not to take any action or make any statements (whether written, oral, through electronic or social media or otherwise) that are disparaging about or adverse to the Executive’s reputation or business interests. For clarity, nothing herein shall be construed to limit any person’s ability to communicate freely with government authorities or testify truthfully in any legal proceeding.

5. Continuing Obligations; Injunctive Relief. The Executive acknowledges that the opportunities herein are conditioned on her full compliance with Section 4 of this Agreement. In the event that the Executive fails to comply with any provision of Section 4 of this Agreement, then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the severance. Such termination in the event of a breach by the Executive shall not affect the general release in Section 3 of this Agreement or the Executive’s obligation to comply with Section 4 of this Agreement. Further, the Executive agrees that any breach of Section 4 of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond.

6. Advice of Counsel. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Company advises the Executive to consult with an attorney prior to signing this Agreement. The Executive acknowledges that she has carefully read and fully understands all of the provisions of this Agreement and that she is knowingly and voluntarily entering into this Agreement. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.

7. Protected Disclosures. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy or code limits the Executive’s or any other person’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive may have reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but this does not apply to (and the Company shall not attempt in any way to limit) any right the Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

8. Time for Consideration; Effective Date. The Executive acknowledges that she has been given the opportunity to consider this Agreement for 21 days before executing it (the “Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy or DocuSign of this Agreement so that it is received before the expiration of the Consideration Period. If the Executive signs this Agreement before the end of the Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that the Executive had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when the Executive signs this Agreement, the Executive has the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including any provision of the Continuing Obligations).

9. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement, including the Continuing Obligations) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10. Entire Agreement. This Agreement, together with the Continuing Obligations, constitutes the entire agreement between the parties concerning the subject matter of this Agreement, and supersedes and replaces any and all prior agreements and understandings between the parties concerning the subject matter hereof, including, without limitation, the Employment Agreement, provided that Sections 7, 8, 9, 10, 12 and 20 of the Employment Agreement remain in effect.

11. Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by the Company of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.

12. Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or withholding from any payment or benefit.

13. Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive.

14. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the State of Delaware Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

15. Interpretation. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either party or the “drafter” of all or any portion of this Agreement.

16. Governing Law. This is a Delaware contract and shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

17. Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Continuing Obligations) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) indicated below.

ESPERION THERAPEUTICS, INC.
By: /s/ Sheldon L. Koenig
Name: Sheldon Koenig
Title: President and Chief Executive Officer
Date: 8/3/2024

EXECUTIVE
/s/ JoAnne M. Foody
JoAnne Foody, MD
Date: 8/3/2024